Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made between Korro Bio, Inc., a Delaware corporation (“Parent”, and together with its subsidiaries, including Korro Bio Ops, Inc., the “Company”), and Vineet Agarwal (the “Executive”). The Company together with the Executive shall be referred to as the “Parties”. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Executive has informed the Company that he will be resigning from his employment with the Company effective October 17, 2025 (the “Resignation Date”) and the Company has accepted his resignation;

WHEREAS, the Parties entered into an Employment Agreement effective as of November 8, 2023 (the “Employment Agreement”);

WHEREAS, the Parties entered into an Employee Proprietary Information and Inventions Assignment Agreement dated November 2, 2023 (the “Restrictive Covenants Agreement”);

WHEREAS, the Company issued stock options to the Executive pursuant to the Korro Bio, Inc. 2019 Stock Incentive Plan, as amended from time to time, the Korro Bio, Inc. 2023 Stock Option and Incentive Plan, as amended from time to time, and associated award agreements (collectively the “Equity Documents”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Executive with certain separation pay and benefits in the event of certain cessations of employment, subject to, among other things, the Executive entering into, not revoking and complying with a Separation Agreement;

WHEREAS, in recognition of the Executive’s professionalism in connection with his departure, including his agreement to be available to advise the Company to ensure a smooth transition, the Executive’s employment with the Company will be treated as an ending pursuant to Section 3(d) of the Employment Agreement;

WHEREAS, this is the Separation Agreement referred to in the Employment Agreement; and

WHEREAS, in exchange for, among other things, the Executive entering into, and not revoking this Agreement and agreeing to comply with the Post-Employment Continuing Obligations (as defined below), the Company shall provide the Executive with the same Separation Pay and Benefits as set forth in Section 5 of the Employment Agreement as well as the additional benefits set forth below, collectively described in Section 3 of this Agreement (the “Separation Benefits”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Ending of Employment; Advising Services. The Executive’s employment shall end on the Resignation Date. The Parties acknowledge and agree that the Company has satisfied its obligations under Section 4(a) of the Employment Agreement. The Executive further confirms the Executive’s resignation as of the Resignation Date from all officer and board member positions, if any, that the Executive holds with the Company or any of its respective subsidiaries and affiliates and agrees to execute any documents reasonably requested by the Company in order to effectuate such resignations consistent with Section 4(d) of the Employment Agreement. For the thirty (30) day period following the Resignation Date, the Executive has agreed to make himself available to assist with the transition as requested by the Company in writing, not to exceed ten (10) hours per week (the “Advising Services”). As sole compensation for the Advising Services, the Company will pay the Executive at the rate of $300 per hour which shall be reported to taxing authorities on Form 1099. The Parties acknowledge and agree that, notwithstanding anything to the contrary in the Equity Documents, the Advising Services shall not be deemed to be a service relationship for purposes of the Executive’s equity interests and that he shall cease vesting on the Resignation Date.

2.
Accrued Obligations. The Company shall pay or provide to the Executive (i) any Base Salary earned through the Resignation Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Resignation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). The Executive acknowledges and agrees that he is not entitled to any accrued but unused paid time off or to any further payments under the Senior Executive Cash Incentive Bonus Plan.

In addition, regardless of whether this Agreement becomes effective the Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover.

3.
Separation Benefits. In exchange for the Executive signing and not revoking this Agreement:

(a) the Company shall pay the Executive an amount equal to the sum of (i) nine (9) months of the Executive’s Base Salary ($352,500) plus (ii) a Executive’s Target Bonus for FY 2025 prorated to reflect the period during FY 2025 that the Executive was employed by the Company prior to the Resignation Date ($149,400) (together the “Separation Amount”), with amount set forth in subsection (i) of this paragraph to be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing on the Company’s next regular payroll date following the Effective Date of this Agreement, and the amount set forth in subsection (ii) of this paragraph to be paid in a single lump-sum on the Company’s next regular payroll date following the Effective Date of this Agreement;

(b) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Resignation Date; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments, if to the Executive, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates;

(c) the Company shall extend the post-employment exercise period with respect to the Executive’s stock options that are vested and exercisable as of the Resignation Date (the “Vested Options”) until the earlier of: (i) March 31, 2027; and (ii) the expiration date of the applicable option award pursuant to the Equity Documents (the “Extended Exercise Period”).

4.
General Release.

In consideration for, among other terms, the Separation Benefits set forth in Section 3 of this Agreement, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Parent, the Company and all of its and their affiliated and related entities, its and their respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement, the Equity Documents, the Senior Executive Cash Incentive Bonus Plan and/or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., and Chapter 151B of the Massachusetts General Laws; under any federal, state, local or foreign statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements; any and all claims under the New Jersey Law Against Discrimination (NJLAD) (with respect to existing but not prospective claims), the New Jersey Family Leave Act (NJFLA), the New Jersey Conscientious Employee Protection Act (NJCEPA), the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers' Compensation Law (NJWCL), the New Jersey Discrimination in Wages Law, the New Jersey Security and Financial Empowerment Act (SAFE Act), the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of the Executive’s employment, and all Claims as a Company stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect, impede, limit or waive the Executive’s rights or obligations under this Agreement, Executive’s rights to vested equity and benefits and/or the Executive’s rights, if any, to indemnification and defense coverage, if any, including under any indemnification agreement between Executive and the Company, the Company’s bylaws, or applicable directors’ and officers’ or other insurance policies. Moreover, to the extent that any individual Releasee initiates legal action against the Executive, this release shall be null and void as against that Releasee and that Releasee alone.

5.
Return of Property. The Executive is required to return all Company property, including, without limitation, the Executive’s Company laptop and ipad, in both cases without alteration or deletion, provided the Executive may retain the monitor and other computer equipment peripherals in the Executive’s possession, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). By signing below, the Executive acknowledges that all such Company Property will be promptly returned to the Company via FedEx or UPS following the Resignation Date. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Resignation Date. The obligations contained in this Section 5 is in lieu of, any return of property obligations the Executive has pursuant to the Restrictive Covenants Agreement, a copy of which is attached hereto as Exhibit A and the terms of which are incorporated by reference herein and shall be interpreted in accordance with Section 11 of this Agreement.

6.
Non-Competition.

(a) As provided in Section 5 of the Employment Agreement, this Agreement includes a one-year post-employment noncompetition agreement, which is entered into in connection with the cessation of the Executive’s employment and the provision of benefits set out in this Agreement;.

(b) Executive agrees that for the one year period after the Resignation Date, the Executive will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, work or consult for or otherwise join, participate in or affiliate himself with, any business whose business, products or operations constitute, in whole or in part, Conflicting Services (defined below) in the Restricted Territory (defined below). For the avoidance of doubt, nothing herein shall be construed to prevent Executive from serving in any capacity for an accounting firm, bank, investment bank, management consulting firm or other professional services firm that has any clients or prospective clients whose business, products or operations involved Conflicting Services. Should the Executive obtain other employment within 12 months immediately following the termination of the Executive’s relationship with Company, within at least three business days of Executive starting such employment the Executive agrees to provide written notification to Company as to the name and address of the Executive’s new employer and the position that the Executive expects to hold.

(c) The Parties agree that, for purposes of this Agreement, “Conflicting Services” means any product or service relating to using or applying RNA editing for therapeutic applications.

(d) The Executive agrees that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which the Executive provided services for Company, during any time within the last two years prior to the Resignation Date.

7.
Non-Disparagement. Subject to Section 11 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company or its employees, officers or directors. For avoidance of all doubt, nothing in this section shall prevent the Executive from responding truthfully and accurately to governmental inquiries or in the context of any legal proceeding and nothing shall prevent or limit him from speaking truthfully and accurately with his financial or legal advisors or his medical providers or immediate family.

8.
Communications/Cooperation.

(a) The Executive agrees that he will not communicate about his transition and departure with anyone, except as expressly provided herein, until after the Company has made a formal written announcement about the Executive’s transition and departure through a written communication that has been agreed to by the Executive (the “Company Announcement”), with such agreement by Executive not to be unreasonably withheld. For avoidance of all doubt, all such communications shall be subject to compliance with all applicable law and regulations. The Company and the Executive agree to communicate about the Executive’s departure in a way that is consistent with the Company Announcement; provided that the Executive may communicate with his tax advisors, attorneys, spouse and immediate family members about his departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. In addition, the Executive agrees that following the Resignation Date, the Executive will promptly update any social media or electronic accounts (e.g., LinkedIn) to reflect that the Executive is no longer CFO of the Company.

(b) The Executive shall cooperate fully with any reasonable request of the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full and reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8.

9.
Post-Employment Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that the Executive’s right to the Separation Benefits is conditioned on the Executive’s full compliance with Section 8 of the Employment Agreement, Sections 5 through 8 of this Agreement, and the provisions of the Restrictive Covenants Agreement (collectively, the “Post-Employment Continuing Obligations”). In the event that the Executive fails to comply with any of the Post-Employment Continuing Obligations then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Separation Benefits. Such termination of Separation Benefits in the event of a breach by the Executive shall not affect the general release in Section 4 of this Agreement or the Executive’s obligation to comply with the Post-Employment Continuing Obligations. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Post-Employment Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Post-Employment Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

10.
Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with the Executive’s attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

11.
Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy shall have the purpose or effect of concealing the details relating to a claim of discrimination, retaliation or harassment limits of effect the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

12.
Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy or DocuSign of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Executive signs this Agreement prior to the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) business days from the date of the Executive’s execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenants Agreement).

13.
Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenants Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

14.
Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, the Equity Documents (subject to the terms of this Agreement), constitutes the entire agreement between the Executive and the Company concerning the Executive’s employment with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s employment with the Company, provided Sections 7-23 of the Employment Agreement shall remain in effect. For the avoidance of doubt, the Amended and Restated Officer Indemnification Agreement dated November 3, 2023 between the Executive and the Company shall continue to be in full force and effect in accordance with its terms.

15.
Waiver; Amendment. No waiver of any provision of this Agreement, including the Post-Employment Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Post-Employment Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Post-Employment Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized member of the Company’s Board Directors.

16.
Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

17.
Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation or benefits from the Company related to the Executive’s employment following the Resignation Date except as specifically set forth in this Agreement.

18.
Consent to Jurisdiction. In connection with any action or proceeding initiated pursuant to this Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

19.
Governing Law; Interpretation. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

20.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Resignation Date but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

21.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

KORRO BIO, INC.

By:	/s/ Ram Aiyar
Name: Ram Aiyar
Title: CEO

Date: 10/6/2025

EXECUTIVE

/s/ Vineet Agarwal
Name: Vineet Agarwal

Date: 10/7/2025

EXHIBIT A

Restrictive Covenants Agreement

Employee Proprietary Information and Inventions Assignment

Agreement

This Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”) is effective as of November 1, 2023 (the “Effective Date”) between me and Korro Bio, Inc., a Delaware corporation (together with any of its subsidiaries and other affiliates and its and their successors and assigns, “Korro”). As a material part of the consideration for my employment or continued employment by Korro and as a condition of my employment or continued employment by Korro and the compensation and benefits that I am paid by Korro, I agree as follows:

1.
General. I understand that during the term of my employment I will have access to confidential and proprietary information of Korro, including inventions that I may conceive, make or reduce to practice alone or with other Korro employees and consultants in the course of my work as well as confidential and proprietary information of third party business partners of Korro. I understand that my employment creates a relationship of confidence and trust with Korro and I agree to comply with all the terms of this Agreement.

2.
Proprietary Information.

(a) Definition. Proprietary information (“Proprietary Information”) means any non-public information of Korro in any form. I understand that all of the following types of non-public information of Korro on the list below are Proprietary Information and that such list is provided to help me better understand what constitutes Proprietary Information and is not a comprehensive list of all types of Proprietary Information:

(i)
Inventions, including without limitation Korro Inventions (as the term is defined in Section 3(c));
(ii)
business strategies andprojections;
(iii)
research, development or commercialization plans;
(iv)
patent strategies or other information regarding Korro’s marketed products, products or services in development, and related market information;
(v)
customer lists, including without limitation information about existing and potential customers of Korro;
(vi)
formulas, analyses, designs, databases or other compilations of technical information, data or statistics, including without limitation data related to Korro’s clinical and preclinical studies and clinical and preclinical studies of Korro’s partners and grantees;
(vii)
methods or processes to identify, validate, to produce or purify biological or chemical materials, organisms, proteins, genes, gene sequences, chemical structures, expression vectors and data, targets, product specifications and compound structures;
(viii)
information relating to the regulatory status, approval or pricing of Korro’s investigational new drugs or marketed products, including without limitation communications and correspondence with regulatory agencies;
(ix)
financial information of Korro, including without limitation identities of its third party partners, financial terms of wholesales, distributors and collaboration arrangements, forecasts, tax planning, budgets, financial analyses, pricing strategies, financial audit information, employee compensation and benefits and costs of third-party services and goods;
(x)
information relating to Korro’s employees, contractors or other service providers;
(xi)
information relating to the facilities, infrastructure, machinery, equipment, computer and telephone systems, real property or other assets of Korro; and
(xii)
information relating to Korro’s manufacturing processes, supply chain, distribution network, and sales channels.

(b) Use of Proprietary Information. Except as permitted by Section 8(f) of this Agreement, I will hold all

Proprietary Information in the strictest confidence, will not disclose to any person who is not a Korro employee, consultant, attorney or accountant, and except with the written permission of a duly authorized officer of Korro, will not use any Proprietary Information for the benefit of anyone (including myself) other than Korro. I will notify an officer of Korro immediately if I become aware of any unauthorized use or disclosure of Proprietary Information. I assign to Korro any and all rights I may have or acquire in Proprietary Information and recognize that all Proprietary Information and all tangible materials containing Proprietary Information are and shall remain the sole property of Korro.

(c) Former Employer Information. I represent and warrant that my employment by Korro does not and will not breach any agreement with any of my former employers, including any non- compete agreement or any agreement or duty to keep in confidence or refrain from using information acquired by me prior to my employment by Korro. I will not improperly use, disclose or bring into Korro’s facilities or store on any Korro computer any non-public, confidential or proprietary information or trade secrets of any former employer or any other person or entity to whom I have an obligation to keep in confidence such information (“Former Employer Information”) without the express prior written consent of both such former employer, person or entity and Korro.

(d) Third Party Information. I understand that in the course of business from time-to-time Korro receives confidential or proprietary information from third parties (“Third-Party Information”) and that such Third-Party Information may be subject to an agreement by Korro to maintain the confidentiality of such Third-Party Information and to use it only for certain limited purposes. I will hold Third-Party Information in the strictest confidence, and will not disclose or use Third-Party Information except as expressly permitted by the agreement between Korro and such third party. If required by the terms of the agreement between Korro and a third party, I will limit internal disclosure of Third-Party Information to other Korro personnel who need to know such information to perform his/her duties at Korro and who are aware of Korro’s agreement with such third party. I will notify an officer of Korro immediately if I become aware of any unauthorized use or disclosure of Third-Party Information.

(e) Return of Korro Proprietary Information. Upon termination of my employment at Korro for any reason, or earlier upon Korro’s request at any time, I will deliver to Korro all Proprietary Information and all materials, documentation and other properties of Korro, as well as any copies, extracts, summaries or derivative works thereof, and any other materials that may embody or contain any Proprietary Information or Third-Party Information, in my possession or under my control, including without limitation, those records maintained by me pursuant to Section 3(e), except that I may keep personal copies of (i) my compensation records, (ii) materials distributed to stockholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Korro’s telecommunications, networking or information processing systems (including without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be subject to inspections or monitoring by Korro’s personnel at any time without notice. If I perform any work for Korro or related to my employment using a personal computer or storage device, I agree to notify Korro of such use. Immediately upon termination of employment or request by Korro, I will follow Korro’s instructions to enable Korro personnel to remove any Proprietary Information from such computer or storage device, by the methods or processes directed by Korro. Under no circumstance will I take any Proprietary Information or Third Party Information with me when I leave Korro. If requested, I will certify in writing to Korro that I have complied with the obligations under this Section 2(e) within 10 days of Korro’s request.

3.
Inventions.

(a) Inventions. As used in this Agreement, the term “Inventions” means any ideas, concepts, information, materials, methods, processes, data, programs, know-how (including without limitation negative know-how), improvements, discoveries, developments, formulae, media, protocol, assays, specifications, designs, artwork, and other copyrightable work and techniques, together with all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets rights, copyrights, trademark rights, patent rights and other intellectual property rights recognized at any time by the laws (including statutes and common law) of any state, country or other jurisdictions.

(b) Inventions Retained and Licensed. I represent and agree that I have listed on Exhibit A to this Agreement, in a manner that does not violate any third party rights, a complete list of all Inventions that I conceived, reduced to practice, created, or otherwise developed prior to my employment with Korro (collectively referred to as “Prior Inventions”), that belong to me (solely or jointly) and that relate to Korro’s existing or reasonably contemplated business, products or research and development, and that are not assigned by me to Korro under this Agreement. If I have not listed any Prior Inventions on Exhibit A, I represent and warrant that there are no Prior Inventions. Without limiting any of the other provisions in this Agreement or Korro’s other rights and remedies, if in the course of my employment with Korro, I incorporate into a Korro product compound, product, candidate, method, process, database, program or service a Prior Invention owned by me or in which I have an interest, or if I disclose to Korro my own or any third party’s confidential information or intellectual property (or if the performance of my work at Korro requires the incorporation of such Prior Inventions), Korro shall have and I hereby grant Korro a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, freely sublicensable and transferable through multiple tiers, worldwide right and license to use Prior Inventions and all such confidential information and intellectual property rights for any purpose whatsoever, including but not limited to, the right to make, have made, modify, use, import, offer for sale, sell, copy, reproduce, distribute, reverse engineer, decompile, publicly display on any media and prepare derivative works of such Prior Invention as part of or in connection with the research, development or commercialization of such product, compound, product, candidate, method, process, database, program or service, and to practice any method related thereto.

(c) Korro Inventions. The term “Korro Inventions” means any and all Inventions, whether or not patentable or registrable under copyright or similar statutes, that I may make, create, conceive, or reduce to practice, or cause to be made, created, conceived or reduced to practice, either solely or jointly with others, during my term of employment with Korro.

(d) Assignment of Korro Inventions. I will promptly disclose all Korro Inventions to Korro. I hereby irrevocably and unconditionally assign to Korro Bio Ops, Inc., or its designee, and agree never to assert against Korro, all my right, title, and interest in and to any and all Korro Inventions. I understand and agree that the decision whether or not to commercialize or market any Korro Invention is within Korro’s sole discretion and for Korro’s sole benefit and that no royalty will be due to me as a result of Korro’s efforts to commercialize or market any such Korro Invention. I understand that this Agreement does not require my assignment to Korro of an Invention which qualifies fully for protection under Section 2870. During my employment at Korro, I will promptly and fully disclose to Korro in writing of any Inventions made during my employment at Korro that I believe meet the criteria in Section 2870 and were not otherwise disclosed on Exhibit A.

(e) Korro Inventions Assigned to the United States or Third Party. If requested by Korro, I will assign to any third party designated by Korro, including the United States government, all my right, title, and interest in and to any particular Korro Invention.

(f) Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(g) Maintenance of Records. I will comply with all policies and procedures of Korro relating to disclosure, documentation, storage, retention and corroboration of inventive and creative activity with which I may be involved, and I will keep and maintain adequate and current records of all Inventions made by me during the period of my employment by Korro. The records will be available to and remain the sole property of Korro at all times.

(h) Cooperation. I will assist Korro in every way both during and after my employment with Korro to obtain, maintain, enforce and defend Intellectual Property Rights arising from Korro Inventions in any and all countries, states and other jurisdiction. I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Korro may reasonably request for use in applying for, obtaining, sustaining, enforcing and defending such Intellectual Property Rights relating to Korro Inventions. I hereby irrevocably designate and appoint Korro and each of its duly authorized officers, employees and representatives as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed, filed or done by me. My obligation to assist Korro under this Section 3(h) in obtaining and enforcing Intellectual Property Rights and protections relating to Korro Inventions will continue beyond the termination of my employment, but Korro will compensate me at a reasonable rate for the time actually spent by me at Korro’s request on such cooperation after my termination of employment.

4.
Conflicting Employment and Other Obligations. I represent and warrant that I have not entered into, and I agree that during my employment with Korro I will not enter into, any agreement, whether written or oral, in conflict with this Agreement or my employment with Korro. During my employment with Korro, I will not engage in any other employment, occupation, consulting or activity that is competitive or may be reasonably perceived to be in any way competitive with the business or demonstrably anticipated business of Korro, nor will I assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Korro. For the avoidance of any doubt regarding what may be a conflict with my obligations to Korro or what may be considered competitive with the business or demonstrably anticipated business of Korro, I agree to discuss with my Korro supervisor and Korro’s General Counsel and obtain Korro’s approval in advance of accepting any offer of employment, consulting engagement or other work with any pharmaceutical or biotechnology company.

5.
Non-Solicitation. During my employment with Korro and for one (1) year following termination of my employment with Korro for any reason, with or without cause, I will not, directly or indirectly, induce, solicit, recruit for employment or encourage any of Korro’s employees, consultants or independent contractors to leave Korro, either for myself or for any other entity.

6.
Notification of New Employer. When my employment with Korro ends (for any reason), I hereby consent to Korro’s notification of my new employer about my rights and obligations under this Agreement.

7.
Equitable Relief. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of Korro, I acknowledge that any actual or threatened breach of this Agreement may cause Korro immediate and irreparable harm that cannot be adequately compensated by monetary damages. I also acknowledge that Korro shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that it may have for a breach of this Agreement.

8.
General.

(a) Entire Agreement. This Agreement supplements and does not supersede any other confidentiality,

assignment of inventions or restrictive covenant agreement between Korro and me (collectively, “Prior Confidentiality Agreements”), provided that any Prior Confidentiality Agreements will be interpreted consistently with Section 8(f) of this Agreement. To the extent that there is any conflict between this Agreement and any other confidentiality, assignment of inventions or restrictive covenant agreement between Korro and me, this Agreement shall govern. To the extent that this Agreement addresses other subject matters, this Agreement supersedes any previous oral or written communications, representations, understandings or agreements with Korro or any officer or representative of Korro regarding such subject matters.

(b) Binding Agreement. This Agreement shall survive the termination of my employment at Korro and shall inure to the benefit of the subsidiaries, successors and assigns of Korro and shall be binding upon my heirs, executors, assigns and administrators.

(c) Severability; Waiver. To the extent that any word, phrase, clause, or sentence in this Agreement is found to be illegal or unenforceable to the maximum extent for any reason, such illegal or unenforceable portion(s) shall be modified or deleted to the minimum extent required so as to make the Agreement, as modified, legal and enforceable under applicable laws. No waiver of any right or remedy under this Agreement will be binding on Korro unless it is in writing and has been signed by an authorized officer of Korro.

(d) Attorney’s Fees. If I violate this Agreement, in addition to all other remedies available to Korro at law, in equity and under contract, I agree that I am obligated to pay all of Korro’s costs of enforcing this Agreement, including attorneys’ fees, costs and expenses; however, if I reside in and am subject to the law of a state that would convert this recovery of attorneys’ fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear their own attorneys’ fees and costs.

(e) Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. Any claim arising under this Agreement will be submitted to the exclusive jurisdiction of the U.S. federal or Commonwealth of Massachusetts state courts and I hereby submit to, and waive any objection to, personal jurisdiction and venue in these courts for the resolution of any Claim.

(f) Modifications. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except in writing and signed and delivered by me and a duly authorized officer of Korro.

(g) Protected Disclosures; Defend Trade Secrets Act of 2016. I understand that nothing contained in this Agreement, any other agreement with Korro, or any Korro policy limits my ability, with or without notice to Korro, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) share compensation information concerning myself or others (provided that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information); (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). I further understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Employment at Will. I understand and acknowledge that my employment with Korro is for an unspecified duration and constitutes “at-will” employment, and that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I also understand that any representation to the contrary by anyone is unauthorized and invalid unless in writing and signed by a duly authorized officer of Korro. I acknowledge that I have the right to resign and Korro has the right to terminate my employment at any time, for any or no reason, with or without cause, by me or by Korro, with or without notice. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Korro, I may have rights from and obligations to Korro that are not set forth in this Agreement. However, the terms of this Agreement shall control over any inconsistent terms in any other agreement or document.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

ACCEPTED AND AGREED TO:

EMPLOYEE:

Dated:	11/1/2023
(Signature)	/s/ Vineet Agarwal
(Print Name)	Vineet Agarwal
(Address)	88 Morgan st. Apt. 2504

Korro Bio:

Dated:	11/2/2023
(Signature)	/s/ Shelby J. Walker
(Print name)	Shelby J. Walker
(Title)	Senior Vice President and General Counsel
(Address)	One Kendall Square, Building 600 Suite 6-401 Cambridge, MA 02139

EXHIBIT A

PRIOR INVENTIONS

1.
List of Prior Inventions. (as defined in Section 3(a) of this Agreement)

[ X ] I represent that I have NO Prior Inventions to disclose.

[ X ] I represent that I have DO HAVE Prior Inventions to disclose to Korro and I further represent and warrant that that the following is a complete list of those Prior Inventions relevant to the subject matter of my employment by Korro that have been conceived, reduced to practice, created, or otherwise developed by me alone or jointly with others prior to my engagement by Korro. To the extent that there are any issued patents or pending patent applications, or any copyright registrations or pending copyright registration applications, covering a Prior Invention listed below, I have included the applicable patent or copyright registration number, or the number of the applicable pending application, along with such Prior Invention. [Note to Employee: If a pending patent application number is confidential information of your prior employer and has not been made publicly available, you are required to state that such an application has been filed and identify the country wherein filed, but you are not required to identify the patent application number.]

List of my Prior Inventions:

[ ] Additional sheets attached.

2.
FORMER EMPLOYER INFORMATION. (as defined in Section 2(d) of this Agreement)

[ X ]I have NO materials of any former employer.

[ X ]I have NO documents of any former employer.

[ X ]I propose to bring to my employment at Korro the following devices, materials and documents of my former employer, listed in a manner that does not violate the rights of my former employer, which materials and documents are not generally available to the public and may be used in my employment pursuant to the express written authorization of my former employer (a copy of which is attached hereto):

List of Documents and Materials of Former Employer:

[ ]Additional sheets attached.

EMPLOYEE:

Dated:	11/1/2023
(Signature)	/s/ Vineet Agarwal
(Print name)	Vineet Agarwal